Exhibit 12.1


                                                   Mueller Holdings (N.A.) Inc.


                                   Computation of Ratio of Earnings to Fixed Charges/Deficiency
                                 In the Overage of Fixed Charges by Earnings Before Fixed Charges

                                   Predecessor |                                      Mueller
-----------------------------------------------|--------------------------------------------------------------------------------
                                     For the   |  For the
                                     period    |  period
                                       from    |   from
                                    October 1, | August 16,
                                       1998    |   1999             Fiscal Years ended September 30,         Six months ended
                                     through   |  through      -----------------------------------------   ---------------------
                                    August 15, | September                                                 March 29,   March 27,
                                       1999    |  30, 1999       2000        2001      2002       2003       2003        2004
                                    ---------- | ----------    --------   --------   --------   --------   ---------   ---------
                                               |                                         (unaudited)
                                               |                                    (dollars in millions)
Earnings before fixed charges:                 |
Income (loss) before income                    |
  taxes..........................   $ 108.0    | $  (4.5)      $ (17.1)   $ (53.6)   $  24.0    $  58.3    $  18.9     $  25.9
Fixed charges....................       3.2    |    11.3          85.2       71.8       64.7       52.8       27.6        21.7
                                    ---------- | ----------    --------   --------   --------   --------   ---------   ---------
  Earnings (loss) before fixed                 |
    charges......................   $ 111.2    | $   6.8       $  68.1    $  18.2    $  88.7    $ 111.1    $  46.5     $  47.6
                                    ========== | ==========    ========   ========   ========   ========   =========   =========
Fixed charges:                                 |
Interest expense(1)..............   $   --     | $  10.6       $  82.3    $  69.0    $  62.3    $  49.7    $  26.0     $  20.1
Estimate of interest within                    |
  rental expense.................       3.2    |     0.7           2.9        2.8        2.4        3.1        1.6         1.6
                                    ---------- | ----------    --------   --------   --------   --------   ---------   ---------
  Total fixed charges............   $   3.2    | $  11.3       $  85.2    $  71.8    $  64.7    $  52.8    $  27.6     $  21.7
                                    ========== | ==========    ========   ========   ========   ========   =========   =========
Ratio of earnings to fixed                     |
  charges........................     34.75    |     --            --         --        1.37       2.10       1.68        2.19
                                    ========== | ==========    ========   ========   ========   ========   =========   =========
Deficiency in the coverage of                  |
  fixed charges by earnings                    |
  before fixed charges...........   $   --     | $  (4.5)      $  17.1    $ (53.6)   $   --     $   --     $   --      $   --
                                    ========== | ==========    ========   ========   ========   ========   =========   =========
---------
(1)  Includes amortization of deferred financing fees and contractual interest expense, financing fees and interest rate swap gains or losses.


                                 Computation of Pro Forma Ratio of Earnings to Fixed Charges After
                                                 Adjustment for Issuance of Notes

                                                                          Fiscal year ended      Six months ended
                                                                         September 30, 2003       March 27, 2004
                                                                         ------------------      ----------------
                                                                                   (dollars in millions)

Earnings before fixed charges......................................      $          111.1        $         47.6
                                                                         ------------------      ----------------
Fixed charges, as above............................................      $           52.8        $         21.7
                                                                         ------------------      ----------------
Adjustments:
   Estimated net increase in interest expense from refinancing.....                  58.7        $         30.5
                                                                         ==================      ================
     Total pro forma fixed charges.................................      $          111.5                  52.2
                                                                         ------------------      ----------------
Pro forma ratio of earnings to fixed charges.......................                   --                    --
Deficiency in the coverage of fixed charges by earnings before
   fixed charges...................................................      $           (0.4)       $         (4.6)
                                                                         ------------------      ----------------